UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2008

EMTEC INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-32789	87-0273300
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Greentree Center, Suite 117
Marlton, New Jersey 08053
(Address of principal executive offices)

(856) 552-4204
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement.

On March 20, 2008, Emtec Global Services LLC (“EGS”), a wholly-owned subsidiary of Emtec Inc. (the “Registrant”), Luceo Inc. (“Luceo”) and Sivapatham Natarajan (“Mr. Natarajan”) entered into a Stock Purchase Agreement (the “Purchase Agreement”), pursuant to which EGS agreed to acquire all of the outstanding stock of Luceo from Mr. Natarajan for approximately $3.7 million plus the assumption of certain liabilities. The purchase price consists of (i) cash at closing in an aggregate amount equal to $1,795,000; (ii) a subordinated promissory note in a principal amount of $820,000 which is payable in two equal installments of $410,000 each on the 12 month and 18 month anniversaries of the closing and (iii) the potential right to receive additional cash consideration each year for the next three years on the anniversary of the closing if certain performance goals are met. The purchase price may be reduced pursuant to a post-closing working capital adjustment

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement. A copy of the Purchase Agreement is attached to this report as Exhibit 2.1 and is incorporated by reference herein.

Item 2.01: Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 above is hereby incorporated by reference into item 2.01 of this current report on form 8-K.

On March 20, 2008, EGS completed its acquisition of all the outstanding stock of Luceo pursuant to the Purchase Agreement. The amount of the consideration was derived through arm’s length negotiations. The acquisition was funded through borrowings under the Registrant’s credit facility with De Lage Landen Financial Services, Inc. The closing of the acquisition was effective as of 12:01 a.m. on March 20, 2008.

Item 7.01: Regulation FD Disclosure

On March 25, 2008, the Registrant issued a press release announcing the consummation of its acquisition of Luceo. A copy of the press release is attached to this report as Exhibit 99.1.

Item 8.01: Other Events.

On March 20, 2008, EGS entered into an employment agreement with Mr. Natarajan, Luceo’s President (the “Employment Agreement”).

Mr. Natarajan’s Employment Agreement provides for his continued employment through March 20, 2011 at a base salary of $200,000 per year, subject to increase annually. Mr. Natarajan will also be eligible to receive an annual performance bonus of up to $100,000, and he will also be entitled to participate in the Company’s employee benefits plans.

Upon termination of Mr. Natarajan’s employment, in addition to accrued but unpaid base salary, bonus, and benefits, Mr. Natarajan may be entitled to severance payments. If such termination is by EGS without cause, Mr. Natarajan would be entitled to receive any earned but unpaid bonus for the year of such termination and his base salary for the remainder of the term of the agreement, provided he executes and does not revoke a release of claims against EGS. If such termination is the result of Mr. Natarajan’s death or disability, he (or his estate) would be entitled to receive any earned but unpaid bonus for the year of such termination.

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The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement. A copy of the Employment Agreement is attached to this report as Exhibit 99.2 and is incorporated by reference herein.

Item 9.01: Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Financial Statements will be filed by amendment within 71 calendar days after the date of this Form 8-K.

(b)	Prom Forma Financial Information.

Pro Forma Financial Information will be filed by amendment within 71 calendar days after the date of this Form 8-K.

(d)	Exhibits.

Exhibit Number	Description

2.1	Stock Purchase Agreement by and among Emtec Global Services LLC, Luceo, Inc. and Sivapatham Natarajan dated March 20, 2008.

99.1	Emtec Inc. Press Release dated March 25, 2008.

99.2	Employment Agreement between Luceo, Inc. and Sivapatham Natarajan dated March 20, 2008.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMTEC, INC.

Date: March 26, 2008	By:	/s/ Dinesh Desai
Name : Dinesh Desai Title : Chairman and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description

2.1	Stock Purchase Agreement by and among Emtec Global Services LLC, Luceo, Inc. and Sivapatham Natarajan dated March 20, 2008.

99.1	Emtec Inc. Press Release dated March 25, 2008.

99.2	Employment Agreement between Luceo, Inc. and Sivapatham Natarajan dated March 20, 2008.

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